                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12

                           G&K SERVICES, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                               G&K SERVICES, INC.

                          5995 Opus Parkway, Suite 500
                          Minneapolis, Minnesota 55343

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 31, 1996

                             ---------------------

TO THE STOCKHOLDERS OF G&K SERVICES, INC.:

    Please take notice that the Annual Meeting of Stockholders of G&K Services, Inc. (the "Company") will be held, pursuant to due call by the Board of Directors of the Company, in the Mississippi Room of the Marquette Hotel, Seventh and Marquette, Minneapolis, Minnesota, on Thursday, October 31, 1996, at 10:00 a.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

    1.  To elect seven directors;

    2. To consider and vote upon a proposal to approve the G&K Services, Inc. 1996 Director Stock Option Plan; and

    3. To transact any other business as may properly come before the meeting or any adjournments thereof.

    Pursuant to due action of the Board of Directors, stockholders of record on September 26, 1996, will be entitled to vote at the meeting or any adjournments thereof.

    A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          G&K SERVICES, INC.

                                          Stephen F. LaBelle, SECRETARY

October 9, 1996

                                PROXY STATEMENT
                                       OF
                               G&K SERVICES, INC.

                          5995 OPUS PARKWAY, SUITE 500
                          MINNEAPOLIS, MINNESOTA 55343

                            ------------------------

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                OCTOBER 31, 1996
                             ---------------------

                               PROXIES AND VOTING

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held October 31, 1996. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was October 9, 1996. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Only stockholders of record at the close of business on September 26, 1996 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. All shares which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Meeting, and not revoked will be voted at the Meeting in accordance with the instructions indicated on such proxies.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The Company has outstanding two classes of voting securities, Class A Common Stock, $0.50 par value, and Class B Common Stock, $0.50 par value, of which 18,919,725 shares of Class A Common Stock and 1,521,121 shares of Class B Common Stock were outstanding as of the close of business on the Record Date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters put to a vote of stockholders.

    The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of the Company's Class A and Class B Common Stock and the voting power resulting from the ownership of such stock by
(i) all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Class A or Class B Common Stock of the Company,

(ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

                                                    CLASS A COMMON STOCK(2)     CLASS B COMMON STOCK
                                                   -------------------------  -------------------------   PERCENT OF
                                                   NUMBER OF    PERCENT OF    NUMBER OF    PERCENT OF       VOTING
NAME OF BENEFICIAL OWNER(1)                          SHARES        CLASS        SHARES        CLASS        POWER(3)
-------------------------------------------------  ----------  -------------  ----------  -------------  -------------
Richard Fink(4)(5)...............................     340,461          1.8     1,315,135         86.5           39.5
 5995 Opus Parkway, Suite 500
 Minneapolis, MN 55343
RCM Capital Management(6)........................   1,254,600          6.6            --           --            3.7
 Four Embarcadero Center
 San Francisco, CA 94111
Wellington Management Company(7).................   1,245,800          6.5            --           --            3.6
 75 State Street
 Boston, MA 02109
William Hope(4)..................................     260,096          1.4            --           --          *
Thomas Moberly(8)................................      46,540        *                --           --          *
Bernard Sweet(4).................................      16,705        *                --           --          *
Stephen F. LaBelle...............................      14,653        *            46,125          3.0            1.4
Bruce G. Allbright(4)............................       4,282        *                --           --          *
Donald W. Goldfus(4).............................         750        *                --           --          *
Paul Baszucki(4).................................         500        *                --           --          *
Wayne M. Fortun(4)...............................         300        *                --           --          *
All executive officers and directors
 as a group (9 persons)..........................     684,287          3.6     1,361,260         89.5           41.9

------------------------

*Less than 1%

(1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2) Does not include shares of Class A Common Stock which may be acquired by holders of Class B Common Stock upon conversion of their shares of Class B Common Stock by the holders thereof at any time on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

(3) Holders of Class B Common Stock are entitled to ten votes for each share on all matters submitted to a vote of stockholders. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

(4) Each of these persons is currently a director and nominee for election to the Board of Directors of the Company. Messrs. Fink, Hope, LaBelle and Moberly are also executive officers of the Company.

    (FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(5) Includes 32,489 shares held by Richard Fink as co-trustee of the Israel D. Fink Trust and 116,130 shares held by Richard Fink as co-trustee for the benefit of one of his children. Also includes 8,850 shares held by Mr. Fink's spouse.

(6) Based solely upon the most recent Schedule 13G on file with the Securities and Exchange Commission. Shares of Class A Common Stock beneficially owned by RCM Capital Management, RCM Limited L.P., RCM General Corporation and RCM Capital Funds, Inc. are included in the aggregate beneficial ownership of RCM Capital Management.

(7) Based solely upon the most recent Schedule 13G on file with the Securities and Exchange Commission.

(8) Includes 750 shares held as joint tenant with his spouse and 516 shares held as guardian for his minor children.

    The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

    On June 14, 1985, Richard Fink, Chairman of the Board and Chief Executive Officer of the Company, William Hope, President and Chief Operating Officer of the Company, and Stephen LaBelle, Secretary and Treasurer of the Company, entered into a Stockholder Agreement which presently covers 1,361,260 shares of Class B Common Stock, representing approximately 89.5% of the outstanding shares of Class B Common Stock. On March 1, 1996, Mr. William Hope elected to convert all shares of Class B Common Stock held by him into shares of Class A Common Stock, thereby terminating his rights and obligations under the Stockholder Agreement. The Stockholder Agreement provides for restrictions on the transferability of the Class B Common Stock, in addition to certain restrictions contained in the Company's Restated Articles of Incorporation. The shares of Class B Common Stock were acquired by such persons pursuant to an exchange offer made by the Company in May 1985. The shares of Class B Common Stock owned by such persons represent voting control of the Company. However, there can be no assurance that such persons will vote their shares of Class B Common Stock together.

                             ELECTION OF DIRECTORS

    Seven directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Stockholders, or until his successor is elected and qualified. All of the persons listed below are now serving as directors of the Company and have consented to serve as a director, if elected. The Board of Directors proposes for election the nominees listed below:

                                              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE                   DIRECTOR
NAME AND AGE OF NOMINEE                 PAST FIVE YEARS AND DIRECTORSHIPS IN PUBLIC COMPANIES               SINCE
---------------------------  ---------------------------------------------------------------------------  ---------
Bruce G. Allbright (67)      Retired since January 1990, formerly President of Dayton Hudson                1985
                             Corporation. Prior thereto, Mr. Allbright was Chairman and Chief Executive
                             Officer of Target Stores, a Division of Dayton Hudson Corporation. Mr.
                             Allbright is a director of TCF Financial, Inc. and F.A., Hannaford Brothers
                             Company.

Paul Baszucki (56)           Co-Chairman of the Board of Directors and Chief Executive Officer of           1994
                             Norstan, Inc. Mr. Baszucki is also a director of Washington Scientific
                             Industries Inc.

Richard Fink (66)            Chairman of the Board and Chief Executive Officer of the Company. Mr. Fink     1968
                             is also a director of Rykoff-Sexton, Inc.

Wayne M. Fortun (47)         President, Chief Executive Officer, Chief Operating Officer and a director     1994
                             of Hutchinson Technology Inc.

Donald W. Goldfus (62)       Chairman of the Board and Chief Executive Officer of Apogee Enterprises,       1989
                             Inc.

William Hope (63)            President and Chief Operating Officer of the Company since February 1993.      1983
                             Prior thereto Mr. Hope was Vice President of the Company.

Bernard Sweet (72)           Retired since 1985, formerly President and Chief Executive Officer of          1975
                             Republic Airlines, Inc. Mr. Sweet is a director of Rykoff-Sexton, Inc.

    All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

    The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Class A and Class B Common Stock present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the seven (7) nominees named above. A stockholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION AWARDS
                                                           ANNUAL COMPENSATION           -------------------------------
                                                  -------------------------------------    RESTRICTED
                                                                         OTHER ANNUAL        STOCK          ALL OTHER
                                                  SALARY(1)    BONUS    COMPENSATION(2)    AWARDS(3)     COMPENSATION(4)
NAME AND PRINCIPAL POSITION          FISCAL YEAR     ($)        ($)           ($)             ($)              ($)
-----------------------------------  -----------  ---------  ---------  ---------------  --------------  ---------------
Richard Fink                               1996     306,731          0        16,184               --          21,929
Chairman of the Board and                  1995     300,750          0            --               --          22,338
Chief Executive Officer                    1994     285,615     82,157            --          239,841          17,001

William Hope                               1996     279,731          0        23,242               --          20,447
President and Chief                        1995     273,788          0        22,525               --          20,563
Operating Officer                          1994     256,923     13,032        15,090               --          16,062

Thomas Moberly                             1996     174,808          0        11,791               --          10,421
Vice President                             1995     170,192          0        10,029                            9,582
                                           1994     157,769         --         6,674               --           8,399

Stephen F. LaBelle                         1996     146,923          0        17,644               --           6,332
Treasurer and                              1995     145,635          0        17,099                            5,793
Secretary                                  1994     138,846      3,034        11,432               --           5,630

------------------------

(1) Includes cash compensation deferred at the election of the executive officer under the terms of the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan.

(2) Amounts reimbursed for the payment of taxes resulting from the vesting of restricted stock.

(3) In fiscal 1994, Mr. Fink was awarded 15,309 shares of restricted stock. The value of this award (net of the consideration paid by Mr. Fink) is based on the last sale price of the Class A Common Stock on the Nasdaq National Market on January 3, 1994, the grant date. Restricted stock awards vest in seven equal annual installments beginning on the first anniversary of the date of grant. Based on the last sale price of the Class A Common Stock on the Nasdaq National Market on June 28, 1996, the last trading day for fiscal 1996, the value of Mr. Fink's 15,309 restricted stock holdings at the end of fiscal 1996 (net of the consideration paid by him) was $428,652. Dividends are paid on restricted stock at the times and in the same amounts as dividend paid to all stockholders. The Company has agreed to make certain payments to the recipients of restricted stock to cover the taxes payable by such persons upon the vesting of such shares. See footnote 2 above.

(4) Represents matching contributions by the Company under the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan and term life insurance premiums.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ----------------------------------------------------------
REMUNERATION       15          20          25          30          35
-------------  ----------  ----------  ----------  ----------  ----------
 $   125,000   $   31,250  $   41,666  $   52,083  $   62,500  $   62,500
     150,000       37,500      50,000      62,500      75,000      75,000
     175,000       43,750      58,333      72,917      87,500      87,500
     200,000       50,000      66,667      83,333     100,000     100,000
     225,000       56,250      75,000      93,750     112,500     112,500
     250,000       62,500      83,333     104,167     125,000     125,000
     300,000       75,000     100,000     125,000     150,000     150,000
     350,000       87,500     116,667     145,833     175,000     175,000
     400,000      100,000     133,333     166,667     200,000     200,000
     450,000      112,500     150,000     187,500     225,000     225,000

    The foregoing table sets forth the estimated annual straight life annuity benefits payable upon an executive's retirement at age 65 under both the Company's Pension Plan and its Supplemental Executive Retirement Plan, for various compensation and years of service categories, without any reduction for Social Security benefits. These Plans take into account the average annual salary and bonus shown in the Summary Compensation Table, paid during the five consecutive calendar years in which such amounts were highest (within the past 10 years). The number of years of service credited for Messrs. Fink, Hope, Moberly and LaBelle as of June 29, 1996, were 31 years, 30 years, 22 years, and 18 years, respectively.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of Messrs. Fink, Moberly and LaBelle that are not for definite terms. Each agreement will terminate upon the death, disability or retirement of the respective Named Executive Officer and provides that employment may be terminated at any time by the Company or by such employee. Each such Named Executive Officer also covenants and agrees that for a period of eighteen (18) months following the date their employment with the Company terminates, they will not (i) compete against the Company, (ii) obtain any ownership interest in any competitor, (iii) encourage any employees of the Company to terminate their employment with the Company or (iv) disclose any confidential Company information.

DIRECTOR COMPENSATION

    The Company pays each director who is not otherwise employed by the Company an annual fee of $14,000. The Company also pays each director not otherwise employed by the Company $1,000 for each meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors attended.

    Additionally, eligible directors also participate, subject to stockholder approval at this Annual Meeting, in the G&K Services, Inc. 1996 Director Stock Option Plan (the "1996 Plan") which provides for an annual grant to non-employee directors of options to purchase 1,000 shares of Common Stock at an option exercise price equal to the average of the closing prices of the Company's Common Stock during the ten business days preceding the Company's Annual Meeting for a given year. Each such option has a ten year term and generally becomes exercisable on the first anniversary of the grant date. Assuming stockholder adoption of the 1996 Plan, each of Messrs. Allbright, Baszucki, Fortun, Goldfus and Sweet will also receive a one-time grant of options to purchase 3,000 shares of Common Stock following this Annual Meeting. These options have ten year terms and vest in three equal installments on the anniversary of the grant date. See "Proposal to Adopt the G&K Services, Inc. 1996 Director Option Plan."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Decisions on compensation of the Company's executives generally have been made by the Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Board of Directors addressing the Company's compensation policies for the fiscal year ended June 29, 1996 as they affected the Company's executive officers.

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

    There are two elements in the Company's executive compensation program, all determined by individual and corporate performance: base salary compensation and stock grants. Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

    Awards of grants of restricted stock under the Company's 1989 Stock Option and Compensation Plan (the "Plan") are designed to promote the identity of long-term interests between the Company's executives and its stockholders and assist in the retention of executives. The Plan also permits the Committee to grant stock options to key personnel. The Compensation Committee makes recommendations to the Board regarding the granting of stock grants and options to executives and key personnel. Grants vest and options become exercisable based upon criteria established by the Company. During fiscal 1996, the Compensation Committee did not recommend any grants of restricted stock to any of the Named Executive Officers, but did recommend that grants of restricted stock be made to certain other non-executive officers of the Company. The fiscal 1996 cash compensation of Mr. Fink was $306,731 which represented an approximately 1.9% increase from his fiscal 1995 cash compensation.

    The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

                                                              Bruce G. Allbright
                                                                   Paul Baszucki
                                                                   Bernard Sweet

STOCK PERFORMANCE GRAPH

    The Securities and Exchange Commission requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year stockholders' returns on an indexed basis in the Standard & Poors ("S & P") 500 Stock Index and a nationally recognized group of companies in the uniform services industry (the "Peer Index"). The companies included in the Peer Index are Angelica Corporation, Cintas Corp, National Services Industries, Inc., Unifirst Corporation and Unitog Corporation. The following chart assumes three hypothetical $100 investments over the five-year period ended June 29, 1996, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG G&K SERVICES, INC., THE S & P 500 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           G&K SERVICES INC.    PEER GROUP    S&P 500
6/29/91                   100           100        100
6/27/92                    94           103        113
7/3/93                    130           113        129
7/2/94                    166           129        131
7/1/95                    210           144        165
6/29/96                   307           205        208

                    PROPOSAL TO ADOPT THE G&K SERVICES, INC.
                        1996 DIRECTOR STOCK OPTION PLAN

    The Board of Directors has adopted, subject to stockholder approval, the G&K Services, 1996 Director Stock Option Plan (the "1996 Plan"). The Board of Directors believes that the grant of stock options is a desirable and useful means to strengthen further the non-employee directors' linkage with stockholder interests.

    The 1996 Plan provides that each director who is not an employee of the Company or one or its subsidiaries (a "Non-Employee Director") shall automatically receive, as of the date of each annual meeting of stockholders, beginning with this Annual Meeting, a non-qualified option to purchase 1,000 shares of the Company's Common Stock. Each such option will have a ten-year term and will generally become exercisable on the first anniversary of the grant date at an option exercise price equal to the "Average Market Value" of the Common Stock on the date the Option is granted. Average Market Value under the 1996 Plan is defined as the average of the closing prices of the Company's Common Stock during the ten business days preceding the Company's Annual Meeting for a given year, as reported on the Nasdaq National Market. In addition, each Non-Employee Director who is to continue as a director following this Annual Meeting will also receive, subject to stockholder approval, a one-time non-qualified option to purchase 3,000 shares of the Company's Common Stock. Such option has a ten-year term and is generally exercisable in three equal annual installments at an option exercise price equal to the Average Market Value. The options will not be transferable except by will or the laws of descent and distribution and may be exercised during the option holder's lifetime only by him or her.

    The Company will receive no consideration upon the grant of options under the 1996 Plan. The exercise price of an option must be paid in full upon exercise. Payment may be made in cash, check or, in whole or in part, in Common Stock of the Company already owned by the person exercising the option, valued at fair market value.

    Additionally, unless otherwise determined by the Board of Directors and a majority of the Continuing Directors (as defined below), all outstanding options under the 1996 Plan will become exercisable immediately in the event: (i) any person or group of persons becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors;
(ii) a majority of the members of the Board of Directors is replaced within a period of less than two years by directors not nominated and approved by the Board of Directors; or (iii) the stockholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation). For purposes of the 1996 Plan, beneficial ownership by a person or group of persons will be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. As used in the 1996 Plan, the term "Continuing Directors" means directors (i) who were in office prior to the time any of provisions (i), (ii) or (iii) occurred or any person publicly announced an intention to acquire 20% or more of any equity security of the Company, (ii) directors in office for a period of more than two years, and (iii) directors nominated and approved by the Continuing Directors.

    Under current law, the federal income tax consequences to Non-Employee Directors and the Company under the proposed 1996 Plan should generally be as follows: A director to whom a non-qualified stock option is granted will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value of the Common Stock, as of the date of option exercise, of the shares the director receives. The tax basis of such shares to the director will equal the exercise price paid plus the amount includable in the director's gross income as compensation, and the director's holding period for such shares will commence on the day on which the director recognizes taxable income in respect of such shares. Subject to applicable provisions of the Internal Revenue Code of 1986, as amended, and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of non-qualified stock options in an amount equal to the ordinary compensation income recognized by the director as described above.

    The discussion set forth above does not purport to be complete analysis of the potential tax consequences relevant to recipients of options or to the Company or to describe tax consequences based on particular circumstances. It is based on federal income tax and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

    The total number of shares of Common Stock that may be subject to options issued pursuant to the 1996 Plan is 50,000. The number and the terms of outstanding options are subject to automatic adjustment in the event of reorganization, merger, consolidation, recapitalization, stock splits, combination or exchange of shares, stock dividends or other similar events. The 1996 Plan will have a ten-year term and will be administered by the Board of Directors.

    A complete copy of the 1996 Plan is set forth in Exhibit A to this Proxy Statement, and the preceding discussion of the 1996 Plan is qualified in its entirety by reference to it. The adoption of the 1996 Plan requires the approval of the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over fifty percent (50%) in interest of all shares of Common Stock entitled to vote on this matter. Accordingly, the Board of Directors recommends a vote FOR approval and the adoption of the 1996 Plan. Unless instructed to the contrary, all proxies will be voted for the approval and adoption of the 1996 Plan.

                                 OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held four meetings during fiscal 1996. The Company has an audit committee and a compensation committee, but does not have a nominating committee of the Board of Directors. No director attended fewer than 75% of Board or Committee meetings held.

    The Company's audit committee, which consisted of Messrs. Donald W. Goldfus and Wayne M. Fortun, held two meetings during fiscal 1996. The audit committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

    The Company's compensation committee, which consisted of Messrs. Bruce G. Allbright, Paul Baszucki and Bernard Sweet, held one meeting during fiscal 1996. The compensation committee reviews the Company's remuneration policies and practices, makes recommendations to the Board in connection with all compensation matters affecting the Company and administers the 1989 Stock Option and Compensation Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has been the independent public accountants for the Company since 1976, and is expected to be retained for fiscal 1997. A representative of Arthur Andersen LLP is expected to attend this year's Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

CERTAIN TRANSACTIONS

    The Company loaned Thomas Moberly, Vice President of the Company, $200,000 in connection with his purchase of a residence in April 1994. This loan is evidenced by a promissory note which accrues interest at the rate of 10% per year. Interest only on the note is payable for five years. Thereafter, the note continues to accrue interest at the rate of 10% and is repayable in full over a term of five years. Pursuant to the terms of the note, the current balance owing by Mr. Moberly is equal to the note's original principal amount. The note is secured by a mortgage on Mr. Moberly's residence.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended June 29, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

PROPOSALS OF STOCKHOLDERS

    All proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices on or before June 11, 1997.

SOLICITATION

    The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

    The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          G&K SERVICES, INC.

                                          Stephen F. LaBelle, SECRETARY

                                                                       EXHIBIT A

                               G&K SERVICES, INC.
                        1996 DIRECTOR STOCK OPTION PLAN

    1. PURPOSE. The purpose of the G&K Services, Inc. 1996 Director Stock Option Plan (the "Plan") is to advance the interests of G&K Services, Inc. (the "Company") and its shareholders by encouraging increased share ownership by members of the Board of Directors of the Company (the "Board") who are not employees of the Company or any of its subsidiaries, in order to promote long-term shareholder value through continuing ownership of the Company's common stock.

    2. ADMINISTRATION. The plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Board shall, subject to the provisions of the Plan, grant Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

    3. PARTICIPATION. Each member of the Board who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Paragraph 5 below.

    4.  AWARDS UNDER THE PLAN.

        (a) Awards under the Plan shall include only Options, which are rights to purchase Class A common stock of the Company having a par value of $0.50 per share (the "Common Stock"). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

        (b) There may be issued under the Plan pursuant to the exercise of Options an aggregate of not more than 50,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below. If any Option is cancelled, terminates or expires unexercised, in whole or in part, any shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance under new Options.

        (c) A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

    5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

        (a) The Option exercise price shall be the "Average Market Value" (as herein defined) of the Common Stock subject to such Option on the date the Option is granted. Average Market Value shall be the average of the closing prices of the Company's Common Stock during the ten business days preceding the Company's annual meeting of shareholders for a given year, as reported on the Nasdaq National Market.

        (b) Each Non-Employee Director shall receive, as of the date of initial adoption of the Plan by the shareholders, or upon such Non-Employee Director's initial election or appointment to the Board, a one-time only Option for 3,000 shares of Common Stock (the "One-Time Option"). In addition, for each year beginning in 1996, on the date of the annual meeting of shareholders of the Company, each Non-Employee Director shall automatically receive an Option for 1,000 shares of Common Stock (the "Annual Option"), subject to adjustment as set forth in Section 6 below.

        (c) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

        (d) Options shall not be exercisable:

            (i) before the expiration of one year from the date it is granted and after the expiration of ten years from the date it is granted, and
       (A) the One-Time Option may be exercised during such period as follows: one-third (33 1/3%) of the total number of shares covered by the One-Time Option shall become exercisable each year beginning with the first anniversary of the date it is granted, and (B) the Annual Option shall become exercisable in full upon the first anniversary of the date it is granted; provided that a Non-Employee Director who does not stand for re-election to the Board may exercise any otherwise unexercisable Annual Options beginning on the date such director's successor is elected and qualified, subject to all of the other terms and conditions of such Annual Options. Notwithstanding anything to the contrary herein, an Option shall automatically become immediately exercisable in full upon the death of a Non-Employee Director;

            (ii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise; such payment shall be made in United States dollars by cash or check, or in lieu thereof, by tendering to the Company Common Stock owned by the person exercising the Option and having a fair market value (as evidenced by the closing sales price of a share of Common Stock on the Nasdaq National Market or, if the Nasdaq National Market is closed on that date, on the last preceding date on which the Nasdaq National Market was open for trading) equal to the cash exercise price applicable to such Option, or by a combination of United States dollars and Common Stock as aforesaid; and

           (iii) unless the person exercising the Option has been at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Director of the Company, except that if such person shall cease to be such a Non-Employee Director for any reason, including death, while holding an Option that has not expired and has not been fully exercised, such person may, at any time within one year of the date he ceased to be a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), exercise the Option with respect to any Common Stock as to which he could have exercised on the date he ceased to be such a Non-Employee Director.

        (e) If, on any date on which Options are automatically granted, the number of shares of Common Stock remaining available under the Plan is insufficient for the grant to each Non-Employee Director of Options to purchase 1,000 shares of Common Stock, then Options to purchase a proportionate amount of such available number of shares of Common Stock (rounded to the nearest whole share) shall be granted to each Non-Employee Director.

    6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan pursuant to subparagraph 4(b) above (specifically including the number of shares thereafter subject to the One-Time and Annual Options), the number or kind of shares subject to, and the Option price per share under, all outstanding Options shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

    7.  MISCELLANEOUS PROVISIONS.

        (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

        (b) A participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

        (c) Common Stock shall not be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

        (d) It shall be a condition to the obligation of the Company to issue Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraph 5(d)(iii)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue such Common Stock.

        (e) The expenses of the Plan shall be borne by the Company.

        (f) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

        (g) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options hereunder or any Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

    8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

    9. TERMINATION. This Plan shall terminate upon the earlier of the following dates or events to occur:

        (a) upon the adoption of a resolution of the Board terminating the Plan; or

        (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company.

    No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

    10. IMMEDIATE ACCELERATION OF OPTIONS. Notwithstanding any provision in this Plan to the contrary, all outstanding Options will become exercisable immediately if any of the following events occur unless otherwise determined by the Board of Directors and a majority of the Continuing Directors (as defined below):

        (a) any person or group of persons becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors;

        (b) a majority of the members of the Board of Directors is replaced within the period of less than two years by directors not nominated and approved by the Board of Directors; or

        (c) the stockholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

    For purposes of this Section 10, beneficial ownership by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Beneficial ownership of more than 30% of an equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership.

    For purposes of this Section 10 "Continuing Directors" are directors (i) who were in office prior to the time any of provisions (a), (b) or (c) occurred or any person publicly announced an intention to acquire 20% or more of any equity security of the Company, (ii) directors in office for a period of more than two years, and (iii) directors nominated and approved by the Continuing Directors.

    11. EFFECTIVE DATE OF PLAN. The Plan will become effective on the date that it is approved by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to notice of and to vote at the Company's 1996 Annual Meeting of Stockholders.

                               G&K SERVICES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 31, 1996

        The undersigned, a stockholder of G&K Services, Inc., hereby appoints Richard Fink and Neil I. Sell, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of
        Stockholders of G&K Services, Inc. to be held in the Mississippi Room, Marquette Hotel, Seventh and Marquette, Minneapolis, Minnesota, on
        Thursday, October 31, 1996, at 10:00 A.M., and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

(1)  Election of  / /  FOR all nominees (except as    / /  WITHHOLD AUTHORITY
     Directors:        marked to the contrary below)       to vote for all
                                                           nominees listed
                                                           below

          BRUCE G. ALLBRIGHT    PAUL BASZUCKI    RICHARD FINK    WAYNE M.
             FORTUN DONALD W. GOLDFUS    WILLIAM HOPE    BERNARD SWEET

     INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.

     --------------------------------------------------------------------------

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

(2)  Proposal to adopt the G&K Services, Inc. 1996 Director Stock Option Plan
                   / /  FOR              / /  AGAINST              / /  ABSTAIN

(3) Upon such other business as may properly come before the meeting or any adjournments thereof.

            (CONTINUED, AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

                                     [LOGO]

                               G&K SERVICES, INC.
                                 Annual Meeting

                              The Marquette Hotel
                             Mississippi River Room
                                  Third Floor
                             Seventh and Marquette
                          Minneapolis, Minnesota 55402

                                October 31, 1996
                                   10:00 a.m.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR adoption of the G&K Services, Inc. 1996 Director Stock Option Plan.
                  Dated _________________________________________________ , 1996
                  ______________________________________________________________
                  ______________________________________________________________

                  (Stockholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)